EXHIBIT 99.1

Profit Planners Management, Inc. Reports First Quarter Results

New York, New York, - October 28, 2011 - Profit Planners Management, Inc. (OTC: PPMT.PK) today announced financial results for its fiscal 2011 first quarter ended August 31, 2011. The Company posted quarterly revenue of $49,637 and quarterly net profit of $10,333. These results compare to revenue of $6,000 and net quarterly loss of $9,916 in the year-ago quarter.

The Company’s increased revenue, and net profit, for the quarter were the result of a new third party customer in the first quarter ended August 31, 2011 compared to the year ago quarter.

“We are extremely pleased that the company was able to increase its revenue and cash flow for the first quarter and report a net profit for the quarter,” said Wesley Ramjeet, PPMT’s CEO. “We will continue to focus our energies on increasing the customer base of the company, increasing the company’s revenues and broadening our business areas.”

About Profit Planners Management, Inc.

Profit Planners Management, Inc. (OTC: PPMT.PK) provides professional services to public and private companies. We provide CFO, accounting, tax and other professional services. For more information, visit: www.profitplannersmgt.com

This press release contains forward-looking statements including without limitation those about the Company’s estimated revenue and earnings per share. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward- looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new and continued services and the availability of key executives and employees. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended May 31, 2011, and its Form 10-Q for the quarter ended August 31, 2011. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.